SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.  20549

FORM 8-K

Current Report Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 22, 2004

BRINKER INTERNATIONAL, INC.
(Exact name of registrant as specified in its charter)

Delaware (State of Incorporation)	1-10275 (Commission File Number)	74-1914582 (IRS Employment Identification No.)

6820 LBJ Freeway
Dallas, Texas 75240
(Address of principal executive offices)

Registrant's telephone number, including area code    972-980-9917

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

____                   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425).

____                   Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12).

____                   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17
                           CFR 240.14d-2(b)).

____                   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act  (17
                           CFR 240.13e-4(c)).

Section 1 -

Item 1.02.  Termination of a Material Definitive Agreement

                   Brinker International, Inc. (the "Company") will exercise its right to redeem all $431,640,000 principal amount at maturity of its outstanding zero coupon convertible senior debentures due 2021 at the price of $633.54 per $1,000 principal amount at maturity of the debentures.  The redemption date is expected to be January 24, 2005.  Under the indenture governing the debentures, debenture holders will have the right to convert each $1,000 principal amount at maturity of debentures into 18.08 shares of the Company's common stock at any time beginning December 23, 2004, until the close of business on January 20, 2005.  Upon completion of the redemption, the debentures will cease to be issued and outstanding and the Indenture, dated as of October 10, 2001, between the Company and SunTrust Bank, as Trustee, will terminate and have no further force and effect.  The Company will not incur any early termination penalties relating to the redemption of the debentures and termination of the Indenture.

Section 2 -

Item 2.02.  Results of Operations and Financial Condition

                   On December 22, 2004, the Company issued a press release regarding the matters discussed under Item 4.02 below, which include adjustments to previously issued financial statements.  The press release is attached as Exhibit 99 hereto.

Section 4 -

Item 4.02.  Non-Reliance on Previously Issued Financial Statements or a Related Audit Report or Completed Interim Review

                   (a)  This filing describes certain corrections which the Company will be making in the course of restating certain of its prior period financial statements.  The Company is unaware of any evidence that the restatement is due to any material noncompliance by the Company, as a result of misconduct, with any financial reporting requirement under the securities laws.  In addition, the corrections described in this filing will have no impact on the Company's cash flow, revenue, same store sales, or covenants under its credit facility or other debt instruments.

                   Following a review of its accounting policy and in consultation with its independent registered public accounting firm, KPMG LLP, the Company has determined that it had incorrectly calculated its straight-line rent expense and related deferred rent liability and has modified its computation to correct this issue.  As a result, on December 21, 2004, the Audit Committee of the Company's Board of Directors concluded that the Company's previously filed financial statements should be restated.  This move is similar to recent restatements announced by other KPMG client restaurant companies.

                   Historically, when accounting for leases with renewal options, rent expense has been recorded on a straight-line basis over the initial non-cancelable lease term.  Buildings and leasehold improvements on those properties are depreciated over a period equal to the shorter of the term of the lease - including option periods provided for in the lease - or the useful life of the assets.  The Company will recognize rent expense on a straight-line basis over sufficient renewal periods to equal the depreciable life of 20 years, including cancelable option periods where failure to exercise such options would result in an economic penalty.

                   The Company also evaluated the accounting of an intangible asset related to franchise rights acquired in fiscal 1998 and has determined that it would have been more appropriate to expense the purchase price of the franchise rights.

                   As a result of the above items, the Company will restate its financial statements through the first quarter of fiscal 2005.  The Company estimates that the cumulative effect of the restatement through fiscal 2004 will be an increase in the deferred rent liability of approximately $20.7 million and a decrease in intangible franchise rights of $4.4 million.  In addition, the deferred income tax liability at the end of fiscal 2004 will decrease by approximately $9.4 million, and retained earnings at the end of fiscal 2004 will decrease by approximately $15.7 million.  Rent expense for fiscal years ended 2002, 2003 and 2004 will increase by approximately $3.3 million, $3.9 million and $4.9 million, respectively, and for the first quarter of fiscal 2005 by approximately $1.3 million.

                   The restatement will decrease diluted net earnings per share by approximately $0.02, $0.02 and $0.03 for the fiscal years ended 2002, 2003 and 2004, respectively, and approximately $0.01 for the first quarter of fiscal 2005.

                   These estimates are subject to change as the Company's independent registered public accounting firm completes its review.  The Company will amend the appropriate filings with the Securities and Exchange Commission ("SEC") to include the restated financial statements.  As a result of the restatement, the financial statements contained in the Company's prior filings with the SEC should no longer be relied upon.

Section 8 - Other Events

 Item 8.01.  Other Events.

                   On December 22, 2004, the Company issued a press release announcing that it has resolved its previously disclosed dispute with the Internal Revenue Service concerning the Tip Reporting Alternative Commitment (TRAC) agreement.  The Company paid an assessment of $17.3 million in December 2004 for employer-only Federal Insurance Contributions Act (FICA) taxes on unreported cash tips for calendar years 2000 through 2002.  The Company will record the $17.3 million payment in restaurant expenses in the second quarter of fiscal 2005 and expects to record an income tax benefit of approximately $16.9 million, consisting primarily of federal income tax credits related to excess FICA taxes.  This will result in a negative impact on net income of approximately $400,000 in the second quarter of fiscal 2005.

                   The Company stated that due to the IRS' current interpretation of the TRAC program, it will not seek to reinstate the agreement.  The press release regarding this matter is attached as Exhibit 99 hereto.

Section 9 - Financial Statement and Exhibits.

 Item 9.01.  Financial Statements and Exhibits.

                   (c) Exhibits.

                   99 Press Release, dated December 22, 2004.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

BRINKER INTERNATIONAL, INC.

Date: December 22, 2004	By: /s/ Douglas H. Brooks
Douglas H. Brooks, Chairman of the Board
President and Chief Executive Officer